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                                                                   Exhibit 11.1

                                   Progenitor, Inc.
                                  Computation of Net Loss per Share

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

                                                   Year Ended                        Six Months
                                                  September 30                     Ended March 31

                                          1994        1995        1996          1996           1997
                                          ----        ----        ----          ----           ----
Net Loss                              ($6,035,725) ($2,875,467) ($5,483,804) ($1,541,039)  ($2,804,148)

Weighted Average number
of shares outstanding:

Weighted average shares
outstanding, beginning of period        2,818,668    2,818,668    2,789,271    2,789,271     2,885,904

Add: Common and common share
equivalents issued at prices
below the anticipated Offering
price during the 12 months
immediately preceding the filing
date of an Offering                        50,941       50,941       50,941       50,941        50,941

Add: Weighted average common
shares issue during period                  --         (40,580)      41,174       12,084           323
                                      -------------------------------------    -----------------------
Weighted average number of shares
of outstanding used in computing
historical net loss per share           2,869,609    2,829,029    2,881,386    2,852,296     2,937,168
                                      -------------------------------------    -----------------------
Add: Conversion of all outstanding
shares of Series A and B Preferred
Stock  on the closing of an offering        --           --       2,874,245         --       2,874,245

Add: The issuance of additional
shares of common stock to The
Ohio University Foundation in
connection with anti-dilution
provisions pursuant to a stock
purchase right                              --           --          63,406         --          63,406
                                      -------------------------------------    -----------------------
Weighted average used in computing
supplemental earnings per share             --           --       5,819,037         --       5,874,819
                                      -------------------------------------    -----------------------
                                      -------------------------------------    -----------------------

Net Loss per Share:

Historical                                 ($2.10)      ($1.02)      ($1.90)      ($0.54)       ($0.95)
                                      -------------------------------------    -----------------------
                                      -------------------------------------    -----------------------

Supplemental                                --            --         ($0.94)        --          ($0.48)
                                      -------------------------------------    -----------------------
                                      -------------------------------------    -----------------------
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